Exhibit 4.43

DATED [July 23, 2020]

THE INVESTOR

and

THE FOUNDERS

and

THE COMPANY

SHAREHOLDERS' AGREEMENT

This Agreement is made on [July 23, 2020] among:

(1)

ECMOHO (Hong Kong) Health Technology Limited, a company incorporated under the laws of Hong Kong whose registered office is at Room 803, Lippo Sun Plaza, 28 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong (the "Investor");

(2)	The persons whose names and addresses are set out in Schedule 1 (together the "Founders" and each a "Founder"); and

(3)

ANZE PREMIUM HEALTH AND BEAUTY PTE. LTD. (Company Registration Number: 202012967D), a company incorporated under the laws of Singapore whose registered office is at 2 Venture Drive #11-31 Vision Exchange Singapore (608526) (the "Company").

Whereas:

(A)	The Company is a private company limited by shares.

(B)	The Investor, MA LING and the Company have entered into a Share Sale and Purchase Agreement dated July 23, 2020 (the “Purchase Agreement”).

(C)

The Parties have agreed to regulate the affairs of the Company and the respective rights and obligations of the Investor and the Founders as Shareholders on the terms and subject to the conditions of this Agreement.

It is agreed as follows:

1.	Board of Directors
1.1	Number: The Board shall consist of [four(4)] members.
1.2	Composition: The members of the Board shall consist of:
1.2.1	the Founder Directors; and
1.2.2	the Investor Director,

as appointed pursuant to Clause 1.3.

1.3	Right of Appointment and Removal
1.3.1	Each Founder shall have the right:
(i)	to appoint and maintain in office [one (1)] person (each, a "Founder Director") as he may from time to time nominate as a director of the Company; and

(ii)	to remove any director so appointed and, upon such director's removal, whether by such Founder or by such director's resignation, to appoint another director in his place.
1.3.2	The Investor shall have the right:
(i)	to appoint and maintain in office one(1) person (the "Investor Director") as it may from time to time nominate as a director of the Company; and
(ii)	to remove any director so appointed and, upon such director's removal, whether by such Investor or by such director's resignation, to appoint another director in his place.
1.3.3

Appointment and removal of a Director in accordance with Clause 1.3 shall be by written notice from the appointing Founder or Investor (as the case may be) to the Company which shall take effect on delivery at the Company's registered office or at any meeting of the Board.

1.4	Meetings of Directors
1.4.1	Board meetings will be held [quarterly] / [at least [4] times in each calendar year].
1.4.2	The quorum at a meeting of the Board necessary for the transaction of any business of the Company shall be any two(2) Directors, including the Investor Director.
1.4.3	The Company shall send to the Investor and Investor Director (in electronic form if so required):
(i)

reasonable advance notice of each meeting of the Board (being not fewer than [five] Business Days), such notice to be accompanied by a written agenda specifying the business to be discussed at such meeting together with all relevant papers; and

(ii)	as soon as practicable after each meeting of the Board a copy of the minutes.
1.4.4	Save with Investor Director Consent, no business that is not specified in the agenda referred to in Clause 1.4.3 shall be transacted at any meeting of the Board.
1.4.5

The Company shall reimburse the Investor Director with reasonable costs and out-of-pocket expenses incurred by him/her in respect of attending meetings of the Company or carrying out authorised business on behalf of the Company.

1.5

The Parties agree that the Investor Director shall be under no obligation to disclose any information or opportunities to the Company except to the extent that the information or opportunity was passed to him expressly in his capacity as a director of the Company.

1.6	Chairman: The Chairman of the Board shall be appointed by the Board. The Chairman of the Board shall be entitled to a casting vote at any meeting of the Board.

2.	Information and Inspection Rights
2.1	Information Rights
2.1.1

The Company shall prepare management accounts (in such form as the Investor shall reasonably require from time to time) for each calendar month and shall deliver such monthly management accounts to the Investor within [15] days after the end of each month.

2.1.2

The Company shall prepare management accounts (in such form as the Investor shall reasonably require from time to time) for each fiscal quarter and shall deliver such quarterly management accounts to the Investor within [30] days after the end of each fiscal quarter.

2.1.3

The Company shall prepare an annual budget and forecast for each financial year (in such form as the Investor shall reasonably require from time to time) that shall be approved by the Board (and including Investor Director Consent) and delivered to the Investor at least [30] days prior to the beginning of each financial year of the Company (the "Annual Budget").

2.1.4

The audited financial statements of the Company for each financial year which are audited by the accounting firms appointed and approved by the Board, including the Investor Director Consent, shall be delivered to the Investor within [90] days after the end of the relevant financial year.

2.1.5

The Investor may, from time to time and acting reasonably, request additional information regarding the Company, its businesses or operations and the Company shall provide the Investor with such other reasonable information within [10] days of the Investor requesting such information in writing.

2.1.6

Each Founder and the Company shall promptly provide the Investor with written notice containing full details of any offer or proposed offer it or they may receive from time to time (whether in writing or orally) from any person desiring or offering to acquire any Shares or assets of the Company.

2.2	Inspection Rights
2.2.1

The Company shall permit the Investor (or its designee), upon prior appointment and during office hours, to visit and inspect and examine the Company's properties, books and records, and to discuss the affairs of the Company with its management.

3.	Reserved Matters
3.1	The Shareholders shall procure, as far as they lawfully can, that no action is taken or resolution passed by the Company in respect of:
3.1.1	those matters set out in Part 1 of Schedule 2, save with the consent of the Investor; and

3.1.2	those matters set out in Part 2 of Schedule 2, save with the prior written approval of a simple majority of the Board and including Investor Director Consent.
4.	Call Option
4.1	After the Third Completion, the Investor shall have the right to purchase any or all of the Shares held by all the other Shareholders of the Company at the Exercise Price.
4.2

The Exercise Price will be the price per Share calculated based on the total equity valuation of the Company on a fully diluted and as converted basis and such total equity valuation shall be equal to the product obtained by multiplying (x) 15.0 by (y) net profit (excluding any one-off, non-recurring and extraordinary items) of the Company of the fiscal year 2023 as indicated in the financial statements of the Company for the fiscal year 2023 audited by an auditor as recognized by the Investor.

5.	Anti-dilution Provisions

Without the prior written consent of the Investor, the Company shall not issue any New Securities without consideration or at a subscription price per Share less than US$[140] (the “Down Round Financing”). In the event that the Investor agrees to such Down Round Financing, then the Company shall issue such additional number of Shares to the Investor at nil price so that the total price of the Shares paid by the Investor shall be equal to the price per share for such New Securities multiplied by the total number of Shares held by the Investor.

6.	Undertakings
6.1	Conduct of Business: The Founders shall promote the best interests of the Company and ensure that the Business is conducted in accordance with the Business Plan and with good business practice.
6.2	Other Undertakings: The Founders and the Company jointly and severally undertake to the Investor to procure that the Founders and the Company will comply with the requirements set out as follows:
6.2.1

The Company shall comply with all applicable laws and regulations, including without limitation, all applicable intellectual property laws, and maintain all required licenses, permits and consents for the conduct of Business, and shall immediately notify the Investor if the Company loses any of such licenses, permits or consents.

6.2.2

From the date hereof, without the prior written consent of the Investor, all the formulas developed or to be developed by the Company [within the next ten (10) years] from the date hereof shall not be transferred, licensed or otherwise disposed of to any third party.

6.2.3

From the date hereof, all the formulas developed or to be developed by the Company shall be exclusively licensed to the Investor at the annual license fee equal to the product obtained by multiplying (i) the royalty rate of 10% or, if such formulas are patented, 12%, by (ii) the annual gross revenue of the Investor generated from the sale of products using such formulas.

Such royalty rate shall be further negotiated by the Company and the Investor to a lower rate if the Investor’s sales increase rapidly.

6.2.4

In the event that, during the period from the date hereof and until December 31, 2023, the Company fails to provide the Investor with the research documents in relation to the ingredients and effects of a total of at least thirty-two (32) formulas and the samples of such formulas for testing purpose, all of which shall pass the Investor’s test, MA LING shall repay all the Consideration paid by the Investor under the Purchase Agreement by then (the “Creditor’s Right”), and the Investor shall be entitled to purchase any of the formulas developed by the Company at the purchase price of [US$500,000] each. If the Investor elects to purchase one or more formulas from the Company, the Investor may make the payment of the purchase price of such formulas by assigning all or part of the Creditor’s Right to the Company directly, in which case such assignment shall constitute a good discharge for the Investor of its obligations to pay the purchase price of such formulas to the Company.

7.	Prevalence of Agreement

In the event of any inconsistency or conflict between the provisions of this Agreement and the provisions of the Constitution, the provisions of this Agreement shall as between the Shareholders prevail and the Shareholders shall, so far as they are able, cause such necessary alterations to be made to the Constitution as are required to remove such conflict.

8.	Termination

Subject to the other provisions of this Agreement, this Agreement shall continue in full force and effect without limit in point of time until the Parties agree in writing to terminate this Agreement, provided that this Agreement shall cease to have effect as regards any Shareholder who ceases to hold any Shares save for any of its provisions which are expressed to continue in force after termination and save that nothing in this Clause shall release any Party from liability for breaches of this Agreement which occurred prior to its termination.

9.	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

10.	Confidentiality
10.1

Confidentiality Obligations: All communications between the Company and the Shareholders or any of them and all information and other material supplied to or received by any of them from any one or more of the others which is either marked "confidential" or is by its nature intended to be exclusively for the knowledge of the recipient alone, or to be used by the recipient only for the benefit of the Company, any information concerning the business transactions or financial arrangements of the Company or of the Shareholders or any of them, or of any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient shall be kept confidential by the recipient and shall be used by the recipient solely and exclusively for the benefit of the Company unless:

10.1.1	the disclosure or use is required by law, any governmental or regulatory body or any recognised securities exchange on which the shares of any Shareholder are listed;
10.1.2	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;
10.1.3

the disclosure is made to the bankers, professional advisers, consultants, related corporations or affiliates of any Party (collectively, the "Representatives") for the purpose of this Agreement or for a purpose connected or related to the operation of this Agreement, on terms that each Representative receiving the information agrees to comply with the provisions of this Clause 10.1.3 in respect of such information as if it were a party to this Agreement;

10.1.4	the information is or becomes publicly available (other than by breach of this Agreement);
10.1.5	the Party whose information is to be disclosed or used has, or all other Parties have, given prior written approval to the disclosure or use; or
10.1.6	the information is independently developed by the recipient or is lawfully in its possession prior to the disclosure to it of the information,

provided that prior to disclosure or use of any information pursuant to Clause 10.1.1, the Party concerned shall, to the extent permitted by law, promptly notify the other Party or Parties (as the case may be) of such requirement.

10.2

Shareholders' Obligations: Without prejudice to the generality of the foregoing, the Shareholders shall procure the observance of the abovementioned restrictions by the Company and shall take all reasonable steps to minimise the risk of disclosure of confidential information, by ensuring that only their employees, officers and directors and those of the Company whose duties will require them to possess any of such information, shall have access thereto, and that they shall be instructed to treat the same as confidential.

10.3

Permitted Disclosure to Potential Purchasers: Clause 10.1 shall not prohibit disclosure of any information by a Shareholder for the purpose of effecting a sale of Shares by such Shareholder, if such disclosure is made to a third party which had entered into bona fide discussions with such Shareholder to purchase such Shares (the "Potential Purchaser"), or to the professional advisers or financiers of the Potential Purchaser, and if the Potential Purchaser and such professional advisers or financiers (as the case may be) agree to keep such information confidential on terms which are reasonable for the protection of the interests of the Company by the execution of confidentiality agreements in favour of the Company.
10.4

Obligations to Continue: The obligations contained in this Clause 10 shall endure, even after the termination of this Agreement, without limit in point of time except and until any confidential information enters the public domain as set out above.

11.	Announcements
11.1

None of the Parties shall issue any press release or make any public announcement or disclosure regarding the existence or subject matter of this Agreement, or any other agreement referred to in, or executed in connection with, this Agreement, without the prior agreement of the other Parties, save as required:

11.1.1	by law, any governmental or regulatory body or any recognised securities exchange on which the shares of any Shareholder are listed; or
11.1.2	for the purpose of any judicial proceedings arising out of this Agreement, or any other agreement referred to in, or executed in connection with, this Agreement,

provided that prior to the issue or making of such press release, announcement or disclosure, the Party concerned shall, to the extent permitted by law, promptly notify the other Parties of such requirement.

12.	Assignment
12.1

Subject to Clause 12.2, all rights and obligations hereunder, are personal to the Parties and a Party may not assign or transfer all or part of its rights or obligations under this Agreement without the prior written consent of the other Parties.

12.2

The Investor may assign the whole or part of any of its rights in this Agreement to any person who has received a transfer of Shares from the Investor in accordance with the Constitution and this Agreement.

13.	No Partnership

The relationship between the Shareholders shall not constitute a partnership.

14.	Indulgence, Waiver, etc.

No failure on the part of any Party to exercise and no delay on the part of any Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it.

15.	Whole Agreement

This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

16.	Notices
16.1	Any notice, communication and/or information to be given in connection with this Agreement (each, a "Notice"):
16.1.1	must be in writing in English;
16.1.2

must be addressed to the Party to whom it is to be given ("Addressee") at the address or e-mail address set out below or to any other address or e-mail address as notified by the Addressee for the purposes of this Clause:

(i)	if to the Company:

Address:	Address: 2 Venture Drive #11-31 Vision
Exchange Singapore (608526)
Attention:	MA LING
Title:	Director
E-mail address:	13817764243@163.com

(ii)	if to the Investor:

Address:	Floor 3, No. 100, Tianyaoqiao Road, Xuhui
District, Shanghai
Attention:	ZENG QINGCHUN
Title:	Director
E-mail address:	leo@ecmoho.com

(iii)	if to any Founder, at the address or e-mail address set out against his name in Schedule 1;
16.1.3	must be either:
(i)	delivered by hand or sent by pre-paid registered post (by registered airmail in the case of international service) to the Addressee; or
(ii)	sent by e-mail to the Addressee's e-mail address; and
16.1.4	is deemed to be received by the Addressee in accordance with Clause 16.2.
16.2	A Notice sent according to Clause 16.1 shall be deemed to have been received:
16.2.1	if delivered by hand, at the time of delivery;
16.2.2	if sent by pre-paid registered post, on the second Business Day after the date of posting (or if sent by registered airmail, on the sixth Business Day after the date of posting); or

16.2.3	if sent by e-mail, when the sender receives an automated message confirming delivery,

except that if a Notice is received on a day which is not a Business Day or is after 5.30 p.m. (Addressee's time) on a Business Day, it shall be deemed to have been received at 9:30 a.m. (Addressee's time) on the following Business Day.

17.	General
17.1	Rights of Third Parties: A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.
17.2

Remedies: No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any of the Parties shall not constitute a waiver by such Party of the right to pursue any other available remedies.

17.3

Severance: If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable by any legislation to which it is subject, it shall be rendered void, illegal or unenforceable to that extent and it shall in no way affect or prejudice the enforceability of the remainder of such provision or the other provisions of this Agreement.

17.4

Counterparts: This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which, when so executed, shall be an original, but all counterparts shall together constitute one and the same document. Signatures may be exchanged by e-mail, with original signatures to follow. Each Party agrees to be bound by its own electronic signature and that it accepts the electronic signature of the other Parties.

17.5	Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.
17.6

Dispute Resolution: In event of any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (the "Dispute"), the Dispute shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference in this Clause. The seat of the arbitration shall be Hong Kong. The Tribunal shall consist of one arbitrator. The language of the arbitration shall be English.

18.	Interpretation

In this Agreement, unless the context otherwise requires:

18.1	Definitions

"Act" means the Companies Act, Chapter 50 of Singapore;

"Addressee" shall have the meaning ascribed to it in Clause 16.1.2;

"Board" means the board of directors for the time being of the Company;

"Business" means research and development of traditional Chinese medicine formulations], as more fully described in the Business Plan, as more fully described in the Business Plan;

"Business Day" means a day on which banks are open for business in Singapore (excluding Saturdays, Sundays or public holidays);

"Business Plan" means the business plan for the Company;

"Completion" shall have the meaning ascribed to it in the Share Sale and Purchase Agreement;

"Constitution" means the constitution for the time being of the Company;

"Director" means a director for the time being of the Company;

"Dispute" shall have the meaning ascribed to it in Clause 17.6;

"Founder Director" shall have the meaning ascribed to it in Clause 1.3.1(i);

"Company" means the Company, taken as a whole;

"Company" means the Company and each and any of the Subsidiaries from time to time and "Company" means any one of them;

"Intellectual Property" means all intellectual property rights, whether registered or not, including pending applications for registration of such rights and the right to apply for registration or extension of such rights including patents, petty patents, utility models, design patents, designs, copyright (including moral rights and neighbouring rights), database rights, rights in integrated circuits and other sui generis rights, trade marks, trading names, company names, service marks, logos, the get‑up of products and packaging, geographical indications and appellations and other signs used in trade, internet domain names, social media user names, rights in know‑how and any rights of the same or similar effect or nature as any of the foregoing anywhere in the world;

"Investor Director" shall have the meaning ascribed to it in Clause 1.3.2(i);

"Investor Director Consent" means the prior written consent of the Investor Director;

"Liquidity Event" shall mean:

(i)	a liquidation, dissolution or winding up of the Company;
(ii)

a consolidation, merger, scheme of arrangement or amalgamation of the Company with or into any other corporation or corporations or non-corporate business entity or any other corporate reorganisation, in which the shareholders of such Group

Company immediately prior to such consolidation, merger or reorganisation, own less than a majority of the surviving or acquiring entity's voting power immediately after such consolidation, merger or reorganisation;

(iii)	a sale, lease or disposition of all or substantially all of the assets of the Company; or
(iv)	a transaction or series of transactions in which more than 50 per cent. of the voting power of the Company is disposed of;

"New Securities" means any shares in the capital of the Company or other securities convertible into, or carrying the right to subscribe for, shares in the capital of the Company, excluding for the avoidance of doubt any Treasury Shares transferred by the Company;

"Notice" shall have the meaning ascribed to it in Clause 16.1;

"Ordinary Shares" means ordinary shares in the capital of the Company;

"Parties" means the Company and the Shareholders, and "Party" means any of them;

"Potential Purchaser" shall have the meaning ascribed to it in Clause 10.3;

"Representatives" shall have the meaning ascribed to it in Clause 10.1.3;

"Shareholder" means any shareholder of the Company from time to time who is a party to this Agreement (but excludes the Company holding Shares as Treasury Shares from time to time);

"Shares" means issued shares in the capital of the Company, including the Ordinary Shares;

"Treasury Shares" means shares in the capital of the Company held by the Company as treasury shares; and

"US$" or "US Dollar" means United States dollar, the lawful currency of the United States of America.

18.2

Affiliate: The word "affiliate" means, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including without limitation any general partner, managing member, officer, director or trustee of such person, or any venture capital fund or investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such person.

18.3

Control: The word "control" (including its correlative meanings, "controlled by", "controls" and "under common control with") shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than 50 per cent. of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.
18.4

Clauses, Schedules, etc.: References to this Agreement include any Recitals and Schedules to it and references to Clauses and Schedules are to the clauses of, and schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and parts of the Schedules. The Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

18.5	References to Subsidiaries and Related Corporations: The words "subsidiary" and "related corporation" shall have the same meanings in this Agreement as their respective definitions in the Act.
18.6	Headings: The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
18.7

Including: Unless a contrary indication appears, a reference in this Agreement to "including" shall not be construed restrictively but shall mean "including without prejudice to the generality of the foregoing" and "including, but without limitation".

18.8

Modification etc. of Statutes: References to a statute or statutory provision include that statute or statutory provision as from time to time modified, re-enacted or consolidated (whether before or after the date hereof), so far as such modification, re-enactment or consolidation applies or is capable of applying to any transaction entered into in accordance with this Agreement and (so far as liability thereunder may exist or can arise) shall also include any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which such statute or provision has directly or indirectly replaced.

18.9	Others
18.9.1	References to "this Agreement" includes all amendments, additions, and variations thereto agreed between the Parties.
18.9.2	References to "day", "month" or "year" is a reference to a day, month or year respectively in the Gregorian calendar.
18.9.3	References to an Investor Director shall include any alternate appointed to act in his place from time to time.
18.9.4	References to a person include the Company, limited liability partnership, partnership, business trust or unincorporated association (whether or not having separate legal personality).
18.9.5	Except where the context specifically requires otherwise, reference to a party or parties is to a Party or Parties.
18.9.6	References to those of the Parties that are individuals include their respective legal personal representatives.

18.9.7	References to "writing" or "written" includes any non-transitory form of visible reproduction of words.
18.9.8	Reference to "issued Shares" of any class or Shares of any class "in issue" shall exclude any Shares of that class held as Treasury Shares from time to time, unless stated otherwise.
18.9.9	References to one gender include all genders and references to the singular include the plural and vice versa.
18.9.10

References to "fully-diluted" means on the basis of the total number of outstanding Ordinary Shares assuming all convertible securities (including preference shares) are converted or exchanged and all rights, options or warrants to subscribe for or acquire shares are exercised and including all Ordinary Shares reserved or authorised for future issuance or grant under any equity incentive, share option or similar plan of the Company.

18.9.11

Any thing or obligation to be done under this Agreement which is required or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

Schedule 1
Particulars of the Founders

Name	Address and Notice Details
ZHANG HUIZHI	Address: 3F NO 5 LANE 693 XINHUA ROAD CHANGNING DISTRICT SHANGHAI CITY CHINA
TANG YUE	Address: ROOM 603 NO 37 GUMEIBA VILLAGE MINHANG DISTRICT SHANGHAI CITY CHINA
MA LING	Address: 7 FERNVALE CLOSE #10-15 LUSH ACRES SINGAPORE (797488)

Schedule 2
Reserved Matters

Part 1

Shareholder Reserved Matters

1.	Any initial public offering of the Company or any public offer of shares in the Company.
2.	(i) Any merger, acquisition, consolidation, reorganisation or spin-off of the Company.
(ii)

Any sale or disposal, directly or indirectly, of the whole or a substantial part of the undertaking or assets of the Company (where such sale or disposal may include, without limitation, any grant by the Company of an exclusive licence of intellectual property to a third party).

2.	Any change in the maximum and minimum number of directors of the Company.
3.

Any transaction by the Company with any of its related corporations, any shareholder or director of the Company, or any company or business in which the shareholders or directors of the Company or any one of them has a financial interest (except for any transaction with a wholly-owned company).

4.	Any amendment to the constitution of the Company.
5.	Any declaration or payment of any dividends or other distribution of profits of the Company (whether in cash or in specie).
6.	Any reduction, consolidation, subdivision or reclassification or other alteration of the Company's capital structure.
7.	The variation of any rights attaching to any shares in the capital of the Company or making of any call upon monies unpaid in respect of any issued shares.
8.	The liquidation, dissolution or winding up of the Company, and any other Liquidity Event to which the Company is a party.
9.	Any increase in the share capital of the Company.
10.	The issuance of any new class of shares in the capital of the Company.
11.	Any issuance or grant of any option over the unissued share capital of the Company or any issuance of any security convertible into any equity securities of the Company.
12.

Any sale, issuance, sponsorship, creation or distribution of any digital tokens, cryptocurrency or other blockchain-based assets ("Tokens"), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens.

Part 2

Board Reserved Matters

1.

The appointment, terms of appointment (and amendment to such terms) or dismissal, of any Chief Executive Officer, Managing Director, Executive Director, General Manager, Chief Financial Officer, or other similar senior executive or officer of the Company.

2.	Any purchase, acquisition, sale, transfer or disposal of any undertaking, any assets or any shares or other security interests by the Company.
3.	The creation of any mortgage, charge or other encumbrance over the Company's assets.
4.	Any change in the nature and/or scope of the business for the time being of the Company.
5.	The approval of, or any amendment to, the Business Plan.
6.	The approval of, or any amendment to, the Annual Budget.
7.	The establishment, terms (and amendment to such terms) or termination of any employee share option scheme or phantom employee share option scheme of the Company.
8.	Any exercise of the Company's powers to provide guarantees or indemnities in respect of the obligations of a third party.
9.	Any exercise of the Company's borrowing powers.
10.	The incurring by the Company of any capital expenditure, other than capital expenditure approved in the Annual Budget.

In witness whereof this Agreement has been entered into as a Deed on the date stated at the beginning.

The Company

Executed and delivered as a deed by [MA LING]

on behalf of ANZE PREMIUM HEALTH AND BEAUTY PTE. LTD.

/s/ Ma Ling
Director
Name:	MA LING

in the presence of:

Witness
Name:
Address:

The Investor

Executed and delivered as a deed by [ZENG QINGCHUN]

on behalf of ECMOHO (Hong Kong) Health Technology Limited

/s/ Zeng Qingchun
Director
Name:	ZENG QINGCHUN

in the presence of:

Witness
Name:
Address:

Founder

Signed, sealed and delivered by 【ZHANG HUIZHI】

/s/ Zhang Huizhi
ZHANG HUIZHI

in the presence of:

Witness
Name:
Address:

Founder

Signed, sealed and delivered by 【TANG YUE】

/s/ Tang Yue
TANG YUE

in the presence of:

Witness
Name:
Address:

Founder

Signed, sealed and delivered by 【MA LING】

/s/ Ma Ling
MA LING

in the presence of:

Witness
Name:
Address: